EXHIBIT 99.1

Press Release:

Mitel to Acquire Vertex to Provide IP-based Quality of Service for Converging Networks

o Will fill a gap in IP switching to handle real-time traffic at the carrier edge of the WAN

OTTAWA, CANADA, June 6, 2000 -Mitel Corporation (NYSE/TSE:MLT) has entered into an agreement to acquire privately-held Vertex Networks, Inc., a fabless semiconductor company providing high-performance network packet processing, switching and routing silicon solutions for the enterprise and WAN access markets. Mitel will acquire Vertex in a stock transaction for 11 million Mitel shares, valued today at approximately CDN$300 million in accordance with the terms of the agreement.

The move will allow Mitel to enter the packet processing and switch fabric space to offer system-wide, IP-based, Quality of Service (QoS) for convergent networks. QoS is a term that qualifies certain performance attributes of voice transmission over IP networks, and usually refers to measures of delay, latency and jitter.

Mitel's focus will be to deliver wire speed non-blocking scalability for the edge of wide-area networks (WANs), providing the maximum packet-switching throughput required by systems designers and their customers. The approach will introduce LAN cost structures into WAN applications to provide a more competitive solution that accommodates diverse switching technologies in use at the edge of the network.

"Mitel believes that as the Internet continues to grow, co-existence of circuit and packet switching technologies, specifically TDM, ATM, and IP is a necessity," said Kirk K. Mandy, president and CEO, Mitel. "The challenge is to ensure seamless QoS between these technologies. Mitel already offers TDM-based chips for circuit switching. Vertex adds multi-layer packet switching expertise to round out our competitive offerings for IP-based QoS in what is becoming the high-ground in the battle for the edge of the network."

Vertex is a leader in providing integrated circuits for Layer 3 IP routing switches and in developing chipsets, reference designs, and software for intelligent packet switching applications. Its products encompass QoS-enabled IP switching for enterprise communications, WAN traffic concentration, and fiber to the home (FTTH) markets. Vertex, which was founded in 1995, is based in Irvine, CA, and has design centers in San Jose, CA, and Taiwan.

Vertex will become part of Mitel Semiconductor and will continue to be led by Martin Chen, currently Vertex's president and CEO.

"The combination of Mitel's carrier-class voice expertise and Vertex's knowledge of multi-layer packet-based switching technology will allow us to leapfrog traditional WAN applications using circuit or packet-based methods," said Chen. "Our combined approach will provide customers with an efficient architecture offering maximum throughput and scalability while ensuring system-wide QoS."

Mitel's acquisition of Vertex, which will be accounted for as a purchase, is expected to be completed prior to August 30, 2000 and is subject to obtaining certain regulatory and other approvals. The acquisition is expected to dilute
Mitel's pro forma Adjusted Net Income per share(+) for fiscal 2001 by approximately $0.20 as a result of the increased number of Mitel shares outstanding and the higher R&D investments required to fuel Vertex's growth in IP switching applications.

About Mitel

Mitel Corporation is a growing global provider of communications systems and semiconductors for converging voice and data networks in a rapidly evolving Internet economy. Mitel generates annual revenue of CDN$1.4 billion and employs 6,000 people worldwide.

(+) As a supplementary measure to assess financial performance, management utilizes Adjusted Net Income per common share which excludes the impact of amortization of acquired intangibles, special charges, non-cash debt issue and other costs expensed on an early partial debt repayment, and discontinued operations.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risk, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

                                      -30-

Editor: An analyst call to discuss today's announcement will be held on June 7 from 8:30-9:30am EST. Media can listen to this call by dialing 1-800-273-9672. A playback number is available until June 12. The replay number is 1-800-408-3053 or 416-695-5800, passcode 486157. The analyst call will also be webcast via www.Q1234.com.

For more information, contact:

Jacques Guerette                                     Mike McGinn
Mitel Corporation                                    Investor Relations
(613) 592-2122                                       (613) 592-2122
jacques_guerette@mitel.com                           mike_mcginn@mitel.com


                                        4